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Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

Operator

Good morning and welcome to Artio Global Investors’ fourth quarter and full year 2012 earnings call.  All lines have been placed on mute to prevent background noise.

After the speakers’ remarks there will be a question and answer period.

If you would like to ask a question, please press star 1 on your telephone keypad.  To withdraw your question, please press star 2.

Our hosts for this call will be Tony Williams, Chief Executive Officer; Frank Harte, Chief Financial Officer; and Peter Sands, Head of Investor Relations.

Now, I’ll turn the call over to Mr. Sands.

Peter Sands

Good morning everyone, and thank you for joining us for today’s conference call to review our fourth quarter and full year results.

Tony will review the business –– including performance and flows –– and Frank will take you through the details of our adjusted financial results.

Following that, we’ll take your questions… along with our Corporate Counsel, Rachel Braverman and our Head of Financial Planning & Analysis, Matthew Chodos.

Before I turn the call over to Tony, I would like to remind you that in light of the SEC's Fair Disclosure rules, management is limited in responding to inquiries in a non-public forum.

Therefore, we encourage you to ask all questions of a material nature on this public call.

Some of the information we present today may be forward-looking in nature, specifically regarding the proposed merger we announced this morning, for which related cautionary notes can be found in the press release we issued around 2am announcing the transaction.

Other cautionary notes can be found in the Risk Factors section of our most recent Annual Report on Form 10-K.

The forward-looking statements in this morning’s remarks are subject to a number of important factors that may cause the actual results to be materially different from those reflected in such forward-looking statements, including but not limited to: legal or regulatory proceedings, or other matters that affect the timing, or ability to complete the proposed merger as contemplated, or affect the satisfaction of the conditions precedent to consummation of the proposed merger.

Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this call.

I would also highlight that in connection with the proposed merger, we will be filing a proxy statement with the SEC. Investors are advised to read the proxy statement when it becomes available because it will contain important information.

In addition to our reported GAAP results, we believe investors should review our non-GAAP adjusted results… a reconciliation of which is provided in the exhibits to today’s earnings release.

Our earnings release is available in the Investor Relations section of our website at ArtioGlobal.com, where an on-line re-broadcast of this conference call will be made available.

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

I would also like to point out that unless otherwise stated, we will be discussing performance metrics based on our Class I mutual funds, net of fees.

Performance metrics and Lipper rankings covering periods subsequent to the end of the fourth quarter are through January 31, 2013… unless otherwise stated.

Now I will turn it over to Tony…

Tony Williams

Thank you Peter… and good morning everyone.

As you will have seen, in addition to our earnings release, this morning we announced that we have entered into an agreement with Aberdeen Asset Management pursuant to which Aberdeen will acquire Artio Global Investors for $2.75 in cash per share.

With the decline in our assets under management over the last couple of years, we felt that there would be significant benefit in partnering with an organization like Aberdeen, which has vast financial strength and a global footprint of analytical resources.

As noted in the press release, we are excited about the opportunities for our High Grade and High Yield teams, which will be added to Aberdeen’s fixed income capabilities at the closing of the transaction.

Our International Equity and Global Equity teams will continue to manage those strategies until the merger is complete, after which Aberdeen will take over management responsibilities, subject to client consent.

Like us, Aberdeen is an investment-centric organization and we are confident that our clients will benefit from its global footprint of analytical resources, as well as the vast financial strength of the firm.

Subject to the satisfaction of customary conditions specified in the merger agreement, we expect the deal to close by the end of the second quarter or early in the third quarter of this year.

GAM Holding AG, our former parent company and largest shareholder, along with our Chief Investment Officer, Richard Pell and our Head of International Equities, Riad Younes, all entered into voting agreements under which they have agreed to vote in favor of the transaction.

In aggregate, these parties represent approximately 45% of Artio Global’s total shares outstanding.

We will be filing an 8-K, which will provide a summary of key terms regarding the merger agreement as well as attaching it in its entirety.

I would like to take a moment to thank our clients and shareholders, many of whom have been with us for some time. We believe this merger is in your best interests and we are confident that the Aberdeen umbrella will be beneficial to you.

Turing back to our fourth quarter results…

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

For the 2012 fourth quarter Artio Global Investors generated adjusted net income of $1.5 million, or 2 cents per diluted share, bringing our full year 2012 adjusted net income to $15 million, or 25 cents per diluted share.

In line with the decline in earnings we experienced in 2012, we have suspended our quarterly dividend. Consequently, dividends for 2012 totaled 6 cents per share.

At the end of the fourth quarter, firm-wide assets under management totaled $14.3 billion, down 19% from the end of the third quarter, driven by $3.8 billion of net outflows, which more than offset market appreciation.

For the full year 2012, firm-wide net outflows totaled $18.6 billion.

And as announced earlier this week, at the end of January, assets under management totaled $14 billion.

Turning to the market backdrop…

The final quarter of the year closed on a positive note with nearly all markets posting gains, despite the ongoing difficulties facing many European nations and concerns over the fiscal cliff in the US.

As for our performance and flows…

If I look at the fourth quarter and the more recent month of January, we’ve had a very strong performance period.

The fourth quarter was good, pretty much across all our core strategies. And January has proved a great start to the year with all strategies except Global Equity placing in the top third of their Lipper peer groups for performance over the month… with International Equity I and II placing in the 1st and 2nd percentiles, respectively.

Looking at the 2012 fourth quarter in more detail… starting with our fixed income strategies, which represented roughly two-thirds of our overall assets under management as of December 31st.

Within High Grade, our Total Return Bond fund saw continued good performance beating its benchmark for the fourth quarter, and ending the year over 200 basis points ahead.

Although this resulted in third quartile Lipper rankings for performance over both periods, its long-term performance remains very competitive.

Specifically, at year-end it ranked in the 29th percentile of Lipper rankings for performances over both 3 and 5 years… and in the 8th and 11th percentiles, respectively, for performance over 10 years and since inception.

For the fourth quarter our High Grade strategy experienced net outflows of $95 million, partly offset by market appreciation.

$50 million of these net outflows came from a sub-advised medium-term cash product as a result of an organizational change in the underlying fund. And as such, this was low margin business for us.

For completeness… the balance of the net outflows in this strategy came from the mutual fund vehicle, while institutional vehicles experienced net inflows.

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

Our High Yield strategy produced strong performance versus its Lipper peers –– ranking in the top quartile for performance during the fourth quarter and in the 34th percentile for 2012.

At year end, its long-term peer group rankings were also very competitive, with a top quartile Lipper ranking for performance over 5 years and a top decile ranking for performance since inception.

Furthermore, at the end of January the “I-Class” shares of this strategy reached their 10 year anniversary, achieving a top decile Lipper ranking for performance over that timeframe.

It was also recently awarded an additional star by Morningstar… bringing it to four stars… an important distinction within intermediated channels.

All of which are strong positives in terms of its competitive positioning and ability to attract and retain assets going forward.

During the fourth quarter, however, our High Yield strategy did see net outflows totaling $544 million –– primarily from retail vehicles –– which was partly offset by market appreciation.

Turning to our International Equity strategies…

Our International Equity strategies posted very strong returns for the fourth quarter, resulting in Lipper rankings in the 13th percentile for both strategies over that period.

Versus benchmark, both our International Equity I and II funds ended the fourth quarter around 190 basis points ahead of benchmark… bringing them much closer to benchmark for the full year.

And as I mentioned, this outperformance continued in January, which is very encouraging.

We feel good about the way these portfolios are behaving in the current market environment… and believe the realignment of the team we undertook in the fall has had a positive impact.

Net outflows from our International Equity strategies totaled $2.8 billion for the fourth quarter.

For the month of January these strategies experienced reduced net outflows of around $400 million.

And with that I will turn it over to Frank…

Frank Harte

Thanks Tony and good morning everyone...

For the three months ended December 31, 2012 we generated a loss on a GAAP basis of $1.5 million or 3 cents per diluted share.  For the year ended December 31, 2012 we generated a loss on a GAAP basis of $47.5 million or 80 cents per diluted share.

Before getting into the details of our adjusted results I thought it would be helpful to review the difference between our GAAP and non-GAAP adjusted results for the fourth quarter. As mentioned during our third quarter conference call we made organizational changes that resulted in a $4.9 million charge, of which approximately $700 thousand was non-cash, being recorded during the quarter – mainly within compensation expense. This charge is not included within our adjusted results.

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

The remainder of my discussion will be based primarily on our adjusted non-GAAP results… details of which, including a reconciliation to the GAAP results, are contained in Exhibits 3 - 5 of our news release.

Adjusted net income for the 2012 fourth quarter was $1.5 million, or 2 cents per diluted share, as compared to $10 million or 17 cents per diluted share  for the 2011 fourth quarter.  The decrease was driven primarily by lower investment management fees partially offset by lower expenses.

On a sequential basis, adjusted net income and diluted earnings per share for the 2012 fourth quarter decreased 61% and 71%, respectively primarily as a result of a decrease in revenues and an increase in the average diluted share count which were partially offset by lower expenses.

On a full-year basis, adjusted net income totaled $15.0 million, or 25 cents per diluted share, as compared to $73.4 million or $1.23 per diluted share for 2011.

Turning to revenues…

Total revenues and other operating income of $20.8 million decreased 60% from the fourth quarter of 2011 driven primarily by a 60% decrease in investment management fees as average AUM declined 52% to $15.9 billion and the average fee rate declined to 51 bps over the same period.  On a sequential basis, total revenues and other operating income decreased 23%, driven primarily by a 23% decrease in investment management fees associated with a 17% decrease in average assets under management and a decline in the average fee rate.

The effective fee rate of 51 bps for the 2012 fourth quarter declined as compared to the year ago and sequential quarter fee rate due to a greater proportion of fixed income assets within our overall average assets under management.

Looking at operating expenses…

Operating expenses decreased 22% sequentially and 41% as compared to the 2011 fourth quarter due to reduced expenses across all expense categories.

Turning to compensation…

Adjusted compensation costs decreased 27% sequentially as a result of lower salary and benefit costs related to lower headcount, reduced incentive compensation accruals and lower costs associated with our long-term incentive program.  Adjusted compensation costs decreased 49% from the year-ago quarter for the reasons just mentioned.

Our fourth quarter adjusted compensation ratio was 50.2% of revenues, a decrease from the sequential quarter ratio of 53.6%, driven by a decrease in overall compensation costs partially offset by lower revenues.

 On a full-year basis, adjusted compensation costs decreased 29%, or approximately $26 million, primarily due to lower incentive compensation costs as well as lower salaries and benefits, reflecting the decline in headcount.

In addition to the impact of compensation…

Shareholder servicing & marketing expenses decreased 19% sequentially and 45% as compared to the 2011 fourth quarter due primarily to a decrease in average mutual fund assets and lower marketing expenses.  Adjusted general & administrative expenses declined 13% sequentially and 20% from the 2011 fourth quarter due to lower costs across most expense categories.

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

For the 2012 full year, shareholder servicing and marketing expenses were down 39%, while adjusted general and administrative expenses declined 15% both for the reasons just mentioned.

Moving to operating margin…

Our adjusted operating margin was 14% for the 2012 full-year and 3% for the 2012 fourth quarter.

Moving to Non-Operating Income…

Adjusted non-operating income for the current quarter primarily includes approximately $1.7 million in mark-to market gains from our seed capital investments in our Global Credit Opportunities hedge fund and our Emerging markets local debt mutual fund.  Adjusted non-operating income for the full year primarily includes $4.6 million in mark to market gains relating to the seed capital investments just mentioned.  Our adjusted non-operating loss excludes the amounts attributable to non-controlling interests which are shown gross on a GAAP basis.  We believe this presentation to be more reflective of the economic results of these activities.

Moving to taxes …

Artio Global’s adjusted effective tax rate for the fourth quarter of 2012 was 35.2% as compared to 44.3% for the year-ago quarter and -8.6% for the sequential quarter.

Our 2012 full-year adjusted effective tax rate was 33.7%, 8.4 percentage points lower than the 2011 full-year rate of 42.1% primarily due to the reversal of previously established FIN 48 reserves and true-up adjustments upon the finalization the 2011 tax return.

I will now briefly discuss our capital position and balance sheet, which is included this quarter as exhibit 7 of our news release.

Approximately 2.2 million shares remain outstanding under our existing buyback program as we did not repurchase any shares of our common stock during 2012.

As of December 31, 2012 total stockholder’s equity amounted to $141 million, or $2.35 per outstanding share, of which $2.26 per share is cash, excluding consolidated investment products, and seed capital.

We continue to build cash in the business and at quarter-end had a cash balance of $91 million, which reflects an increase of $12 million in the quarter.  Cash, excluding consolidated investment products, plus seed capital totaled $136 million as of quarter end, as compared to $127 million as of September 30th.

And with that, I will turn the call back over to the operator and we will be happy to take your questions…

Operator

(Operator Instructions). Adam Beatty, Bank of America Merrill Lynch.

Adam Beatty - BofA Merrill Lynch - Analyst

Thank you and good morning. Just a question on the fee rate. In terms of the decline sequentially, was that pretty much entirely due to mix shift or were there any other factors at work there?

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

Frank Harte

Hi Adam, it's Frank. Entirely due to mix shift.

Adam Beatty - BofA Merrill Lynch - Analyst

Okay, appreciate that. And then just moving to expense reductions through the quarter, if you could, could you give some color on the timing of those, whether they were pretty much in place at the beginning of the quarter or took place during the quarter and maybe a little bit of outlook on that if you could.

Frank Harte

Sure Adam. I'd say the bulk of the reductions that were made were made in the beginning of the quarter associated with some of the discussions we had during our third-quarter call.

Adam Beatty - BofA Merrill Lynch - Analyst

That makes sense. That's all I had today. Thanks very much.

Operator

And the next question is from Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey guys, good morning. First, can you maybe talk about how the deal with Aberdeen came about, and maybe what were some of the options the Board was considering in terms of other potential transactions versus remaining independent?

Tony Williams

Yes, listen, it's Tony here. In accordance with our fiduciary duties, obviously, we considered a number of alternatives. Ultimately, we determined that the sale to Aberdeen would be optimal outcome. There's not much more to it than that.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. I guess one of the --

Tony Williams

Clearly, more detail will be provided in the proxy as and when it is published.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. Fair enough. And then I guess related to that, one of the benefits of the deal for Aberdeen seems like it just allows them to expand their presence here in the US. But on the flip side, is there an opportunity for your fixed-income strategies to maybe leverage their global footprint?

Tony Williams

Listen, part of the reason for the deal, from our perspective, is we think there's enormous opportunity to grow the footprint of our fixed income products. They have already over $58 billion of investments from clients within the North and South American geographical base. They have over 233 staff. And clearly they have a global reach from a distribution perspective. That's an opportunity for them and ultimately for our investment teams over time to expand the assets under management. So, yes, you're absolutely right Michael. That's a key opportunity going forward from a value perspective.

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

At the end of the day, our investment products, our fixed income guys, will have exactly the same product in exactly the same format within Aberdeen. And Aberdeen has a very significant financial base and a very extensive opportunity set going forward, which is extremely positive for our portfolio management teams, and one which we expect them to be -- we know they're very happy with and one which we expect to develop over time.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. And then just along those lines, does the deal suggest that maybe scale is becoming increasingly important in the fixed income business, so was it somewhat of a competitive disadvantage for you guys being somewhat smaller than some of your competitors?

Tony Williams

Look. At the end of the day, as you know, in any part of the asset management business, scale is important, whether it's equities or fixed income. But clearly fixed income, being slightly lower margin than equities, it's even more so. So, yes, scale is key.

For our teams, though, they will continue to provide exactly the same portfolio management approach, exactly the same investment process, the same teams going forward. And they will continue, one expects, with exactly the same strong track record of performing. The guys have delivered, over the short-term, medium-term and long-term, very, very competitive performance. But within the Aberdeen framework, they will be delivering that with increased resources, increased analytical capability, and very importantly, increased financial strength. So we do see this as a mechanism by which those teams and their client base can benefit from enhanced distribution and enhanced assets over time. And yes, you know the global footprint of Aberdeen is a significant benefit when one thinks about the portfolio management teams.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, thanks for taking my questions.

Operator

The next question is from Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

Thanks very much for taking my questions. What -- I'm sure it will be in the proxy but I'm sort of curious. What kind of walk-away provisions does Aberdeen have? Is it based on revenues or AUM retention, if you will, or if any?

Rachel Braverman - Artio Global Investors Inc. - VP, Corp. Counsel, Secretary

This is Rachel. The transaction is subject to customary closing conditions that include US antitrust approval, obviously approval of a majority of our shareholders, and approval of certain of the Artio Global mutual fund shareholders. Beyond that, you'll see additional detail in the 8-K we will be filing later today regarding the merger agreement.

Bill Katz - Citigroup - Analyst

Okay. Second question is I think -- and I was reading things quickly, so I apologize if this is somewhat inaccurate, but I thought I read that Aberdeen was on the tape saying that your run rate revenues are $71 million. And that would be down from the $82 million run rate in the fourth quarter. So, I'm just sort of curious. Given that is a pretty hefty decline from the fourth quarter versus what you reported for January, whether we should surmise that the attrition has continued into early February at this point?

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

Frank Harte

It's Frank. I think the way Aberdeen calculated that number was basically the end-of-year AUM times our fee rate that we disclosed as the average fee rate during the fourth quarter. So it's a theoretical number based on a point in time and the most recent average fee rate.

Bill Katz - Citigroup - Analyst

Okay, so if I understood your questions -- your commentary, Frank, the expenses are sort of a run rate for the full quarter. Is this a logical or reasonable run rate to be assuming a go-forward basis from a modeling perspective?

Frank Harte

No, I think, as we've probably shown during the past 18 months, we've taken I think about $60 million out of our cost base. I think we continue to look at our cost base and rationalize where appropriate. There's a number of initiatives that we have going on to reduce our expense base. Some of these things have a lag on it. But we'll continue to proactively monitor our expense base and adjust as appropriate.

Bill Katz - Citigroup - Analyst

Okay. Last one from me -- thanks for taking all these questions. Just on the fixed income and the institutional client base, just curious, I don't know how much heads up they had ahead of this transaction, but any initial reaction they've had to the transaction, the change in control and what that might mean for the RFP pipeline or just the assets at large?

Tony Williams

Hey Bill, it's Tony. They haven't had any heads-up. Clearly, as public companies, there are constraints, sadly, on what we are able to say to our own clients in advance of any announcement of a transaction. So, we'll be talking to them during the day and over the next few days to make sure that they are very comfortable with it. At the end of the day, the most important thing to understand is that our fixed income groups are moving across to Aberdeen with absolutely no change whatsoever. So, our core plus, core plus plus and high-yield strategies will continue to be managed in exactly the same way as they are today. And the fixed income teams are very happy with the opportunity that this presents to them. So, I didn't see any reason for any concern at all amongst our client base. In fact, I think it's a significant positive because Aberdeen clearly has a very, very strong financial base. They are investment-centric in exactly the same way as we are. And I think our fixed income teams in particular will have a very happy time within the Aberdeen framework, given the global reach that they have, the global resources that they have, the investment community that they have, and the access to analytical benefits that they have. So, I do think this is a very significant benefit for our client base overall, and it's part of the reason why we felt this was an appropriate transaction to enact.

Bill Katz - Citigroup - Analyst

Okay, thank you for taking all my questions.

Operator

Ladies and gentlemen, it appears we have no questions in the queue. (Operator Instructions). We have no more questions at this time. I will turn it back over to Mr. Sands.

Artio Global Investors Inc. 4Q12 & FY12 Earnings Call

Peter Sands

Thank you, everyone, for joining us today and for your interest in Artio Global Investors. If you have further questions, please conduct Investor Relations at 212-297-3891, and all media inquiries should be directed to Neil Shapiro at Intermarket Communications on 212-754-5423. That concludes today's call. You may now disconnect.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, Artio Global will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Artio Global’s Website at www.artioglobal.com or by contacting Artio Global’s investor relations department by phone at 212-297-3891 or by e-mail at ir@artioglobal.com.

Artio Global and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Artio Global’s shareholders with respect to the merger. Information about Artio Global’s directors and executive officers and their ownership of Artio Global’s common stock is set forth in the proxy statement for Artio Global’s 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2012, Artio Global’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012, and Artio Global’s Current Reports on Form 8-K filed on May 14, 2012, October 30, 2012, December 14, 2012, January 9, 2013 and January 30, 2013. Shareholders and investors may obtain additional information regarding the interests of Artio Global and its directors and executive officers in the merger, which may be different than those of Artio Global’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

FORWARD LOOKING STATEMENTS:

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this communication, the words “believe”, “anticipate”, “intend”, “estimate”, “project”, “should”, “would”, “anticipate”, “plan”, “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that may cause the actual results to be materially different from those reflected in such forward-looking statements, including but not limited to: legal or regulatory proceedings or other matters that affect the timing or ability to complete the proposed merger as contemplated or affect the satisfaction of the conditions precedent to consummation of the proposed merger; the possibility of disruption to our business from the proposed merger including increased costs and diversion of management time and resources, making it more difficult to maintain business and operational relationships, including relationships with clients; the inability to retain key personnel in advance of completion of the proposed merger; contractual risks including termination of client contracts or non-performance of vendor contracts; developments beyond the companies’ control, including but not limited to changes in domestic or global economic conditions; the risk that the proposed merger is not completed; and other financial, operational and legal risks and uncertainties detailed from time to time in Artio Global’s cautionary statements in its filings with the SEC, such as Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication.  Artio Global does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this communication. For more information, see Artio Global’s filings with the SEC.